Sub-Item 77K:  Changes in registrant's certifying accountant


Based on the recommendation of the Audit Committee of First Funds Trust, the Board of Trustees has accepted the resignation of PricewaterhouseCoopers LLP as the Trust's independent auditor, effective as of April 29, 1999, and voted to appoint Deloitte & Touche LLP for the current fiscal year. For the fiscal years ended June 30, 1998 and June 30, 1997, PricewaterhouseCoopers LLP's audit reports contained no adverse opinion or disclaimer of opinion; nor were their reports qualified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements between the Trust and PricewaterhouseCoopers LLP on accounting principles, financial statement disclosure or audit scope, which if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference to the disagreement in their report.

Attached hereto is a letter from PricewaterhouseCoopers
LLP confirming that such firm agrees with the statements herein that relate to PricewaterhouseCoopers LLP.